Gillam Group

36 Northland Road

Unit 3

Toronto, ON

M4B 3E4

July 29, 2024

SusGlobal Energy Canada 1 Ltd

200 Davenport Road

Toronto, ON M5R 1J2

Dear Sirs:

Re:	Gillam Construction Group Ltd. (the "Lender") mortgage loan to SusGlobal Energy Canada 1 Ltd. (the "Borrower") regarding 520 Nash Road North, Hamilton, ON (the "Property")

This letter agreement sets out the terms and condition of the mortgage loan between the Lender and the Borrower, as follows:

1. Purpose(s) of Loan:

The purpose of the loan (the "Loan") is to settle certain claims between the Borrower and the Lender in the amount of three million dollars ($3,000,000) (the "Loan Amount").

2. Loan Amount:

During the Term (as defined in Section 3 below) the Loan Amount will, in no event, exceed three million dollars ($3,000,000). However, during the period up to and including November 30, 2024, the principal amount of the Loan shall be deemed to be two million, nine hundred thousand dollars ($2,900,000) for purposes of repayment by the Borrower. The principal amount of the Loan shall automatically be deemed to be three million dollars ($3,000,000) on December 1, 2024, if the Loan has not been paid in full before such date.

3. Term:

The term of the Loan (the "Term") will be a fixed period of six (6) months and four (4) days, commencing on July 29, 2024 (the "Commencement Date") and expiring on February 1, 2025 (the "Term Expiry Date").

4 Interest Rate:

From and including the Commencement Date up to and including November 30, 2024, the Loan shall be interest free. From and including December 1, 2024 up to and including the Term Expiry Date, interest will accrue on the principal amount outstanding from time to time under the Loan and until the Loan is paid in full, at a variable rate per annum equivalent to four percent (4.0%) over the Bank of Nova Scotia Prime Rate as varied from time to time, (such resulting rate to be referred to as the "Interest Rate"), calculated daily, not in advance, both before and after default and judgment, with interest on overdue interest at the same rate. The Bank of Nova Scotia Prime Rate means the annual rate of interest announced from time to time by the Bank of Nova Scotia as its reference rate of interest then in effect for determining interest rates on Canadian Dollars denominated commercial loans in effect during that period of time, as determined by the Lender, effective on the 1st and 16th day of each month.

5. Payment:

From and including December 1, 2024 and up to the Term Expiry Date, interest only, calculated at the Interest Rate, will be due and payable in arrears, with the first payment of interest to be due and payable on or before January 1, 2025 and subsequent payments to be due and payable monthly on or before the first day of each successive month thereafter. The principal and accrued and unpaid interest will be due on or before the Term Expiry Date.

6 Prepayment Privilege:

The Loan will be fully open and prepayment in full (but not in part) can be made at any time. Up to and including November 30, 2024, the Borrower can prepay the Loan upon remittance of two million, nine hundred thousand dollars ($2,900,000) to the Lender. From and including December 1, 2024 and thereafter through the Term, the Borrower can prepay the Loan upon remittance of three million dollars ($3,000,000) plus accrued interest to the Lender. There shall be no additional fees or costs payable by the Borrower under this Loan, except as expressly set forth above.

7. Security:

The Loan will be secured by a mortgage to the Lender to be registered as the second mortgage on title to the Property in the principal amount of $3,000,000 (the "Mortgage") to secure the Loan Amount and all liabilities and indebtedness of the Borrower to the Lender, to include, without limitation, a general assignment to the Lender of leases and rents of and from the Property as collateral security to the Mortgage.

8. Insurance:

The Borrower will arrange and maintain throughout the Term and until all indebtedness under the Loan has been repaid in full:

(a) owner's all risks insurance on the Property in an amount equal to the full replacement value of the Property, and

(b) liability insurance in form and amount acceptable to the Lender.

All policies will insure against risks as are normally insured against and against such other risks as the Lender may reasonably require. All policies will name the Lender as additional loss payee, second Mortgagee, and will contain a standard mortgage clause in favour of the Lender. The Borrower will, prior to the Commencement Date and thereafter from time to time, at the request of the Lender, deliver certified copies of such policies or certificates of insurance, as may be required by the Lender. All insurance policies will be in such form and with insurers as are acceptable to the Lender, acting reasonably. Without limiting the generality of the foregoing, the policies will each contain an undertaking by the insurer that no material change adverse to the Borrower, or the Lender will be made and each of the policies will not lapse or be cancelled or not be renewed except after not less than 30 days' prior written notice to the Lender of the intended change, lapse, cancellation or non-renewal. The policies will also each contain a waiver of any breach of warranty clause such that the policies will not be invalidated with respect to the interest of the Lender by reason of the breach or violation of any warranties, representations, declarations or conditions contained in the policies.

9. Non-Merger and Conflict:

The terms of this letter will not merge with the Security and any other security or documentation delivered by the Borrower whether any of the same is delivered prior to, contemporaneous with or following the acceptance of the terms of this letter. In the event of conflict between the terms of this letter and any of the Security and any other security or documentation delivered by the Borrower, the terms of this letter will prevail to the extent of such conflict.

10. Covenants and Default:

The Borrower agrees that in the event of any change in the control of the Borrower without the prior written consent of the Lender, the Lender may, at its option, at any time thereafter, demand immediate repayment of the indebtedness then outstanding under the Loan. Any default by the Borrower under any other indebtedness affecting the Property will also constitute default by the Borrower hereunder and the Lender may, at its option, at any time thereafter, demand immediate repayment of the indebtedness then outstanding under the Loan.

11. Assignment:

No right or interest of the Borrower or Lender under this letter is assignable in any manner whatsoever.

12. Acceptance:

The terms of this letter must be accepted by the Borrower on or before 5:00pm Toronto time on July 29, 2024, failing which this letter will be deemed to have been withdrawn without further notice. Acceptance of the within terms is to be communicated by completion of the acknowledgement at the bottom of this letter and by delivery of a copy of the same to the attention of Mr. Marcus Gillam, which copy may be delivered electronically.

13. Existing Liens

The Borrower and Lender acknowledge that no advance of monies is being made under the Loan. The Mortgage is additional security being granted by the Borrower to the Lender in respect of the following construction liens and related certificates of action registered against title to the Property (collectively, the "Construction Liens"):

a. Instrument no. WE1616130, registered June 28, 2022, being a construction lien in the principal amount of $294,470 in favour of Muia Steel Ltd. ("Muia") and related Certificate of Action registered August 10, 2022 as Instrument no. WE1626196;

b. Instrument no. WE1616984, registered June 30, 2022, being a construction lien in the principal amount of $748,990 in favour of Mattina Mechanical Limited ("Mattina"), and related Certificate of Action registered August 22, 2022 as Instrument no. WE1628772;

c. Instrument no. WE1619302, registered July 11, 2022, being a construction lien in the principal amount of $223,752 in favour of Kraun Electric Inc. ("Kraun"), and related Certificate of Action registered August 24, 2022 as Instrument no. WE1629265; and

d. Instrument no. WE1634466, registered September 19, 2022, being a construction lien in the principal amount of $2,590,877 in favour of the Lender, and related Certificate of Action registered December 15, 2022 as Instrument no. WE1651400.

Promptly following registration of the Mortgage, the Lender shall cause the motion for judgment in respect of the Construction Liens under court file no. CV-22-00080372-0000, currently scheduled for hearing on July 30, 2024, to be adjourned until after the Term Expiry Date. The Lender also agrees to forbear from exercising its rights and remedies against the Borrower under the Construction Liens until the earlier to occur of (i) the Term Expiry Date, or (ii) a default by the Borrower under this Loan.

Concurrent with receipt of payment by the Borrower of the principal amount secured by the Mortgage (together with any associated interest, if repaid following December 1, 2024), the Lender shall cause the Construction Liens to be discharged from title to the Property and shall cause the full cessation and adjournment of any related actions and court proceedings in respect of the Construction Liens.

The Lender represents and warrants to the Borrower that (i) it has taken an assignment of a 100% interest in the Muia, Mattina, and Kraun Construction Liens from Muia, Mattina, and Kraun, respectively, and (ii) it has full right, power, and authority to deal with the Muia, Mattina, and Kraun Construction Liens, including to cause a discharge of such Construction Liens and cessation of court proceedings pursuant to the terms of this Agreement.

14. Revocation:

Acceptance of this letter and must occur on or before 5:00pm Toronto, time on July 29, 2024, failing which the approval of the Loan will be deemed to have been revoked and withdrawn without notice by the Lender, in which event the terms of this letter will be of no further effect and the Borrower will be responsible for all costs and expenses incurred by the Lender in relation to the Loan and the matters referred to in this letter, including the fees and disbursements of its counsel, consultants and agents.

Yours truly,

GILLAM CONSTRUCTION GROUP LTD.

Per:
Name:	Craig Lesurf
Title:	President

This will acknowledge that the above terms and conditions are agreed to and accepted as of July 29, 2024.

BORROWER:

SUSGLOBAL ENERGY CANADA 1 LTD.

Per:
Name:	Marc Hazout
Title:	President and CEO
I have authority to bind the corporation.